EXHIBIT 99.1

PRESS RELEASE

QRS Announces Third Consecutive Profitable Quarter

Richmond, Calif.—April 30, 2003—QRS Corporation (Nasdaq: QRSI) announced today its results for the first quarter ended March 31, 2003.

The Company reported the third consecutive quarter of profitability with first quarter net income of $0.8 million, or $0.05 per share, diluted, compared to net income of $1.0 million, or $0.06 per share, diluted, for the fourth quarter 2002 and to a net loss of $3.2 million, or $0.20 per share, for the first quarter 2002.

“We are pleased to deliver consistently profitable results as we near the completion of our turnaround and begin to execute on our plans for future growth,” said Liz Fetter, President and CEO of QRS. “At the same time, given the tough external environment, we are exercising strong operational discipline and managing our costs in line with our revenue stream, building our future on a solid foundation.”

The Company reported revenues for the first quarter of $30.8 million, reflecting the weak economy and competitive pressures. First quarter revenues compared to $32.0 million for the fourth quarter 2002 and $35.5 million for the first quarter 2002. The Company currently expects second quarter revenues to stabilize around first quarter levels with sequential quarterly revenue growth occurring in the second half of 2003. Gross margins for the first quarter were 49%, compared to 49% for the fourth quarter 2002 and 45% for the first quarter 2002. The Company continues to expect overall gross margins, as a percentage of revenues, in the mid- to upper-forties this year.

The Company reduced operating expenses for the quarter to $14.4 million, compared to $14.9 million for the fourth quarter 2002 and $20.3 million for the first quarter 2002. The Company will continue to explore opportunities to drive operating expense improvements in 2003. Days sales outstanding remained low at 43 days at the end of the first quarter, compared to 42 days at the end of the fourth quarter 2002 and 49 days at the end of the first quarter 2002. Cash and marketable securities were $35.6 million at the end of the quarter, compared to $39.6 million at the end of the fourth quarter 2002, reflecting investments in technology development and several planned payments. The Company continues to expect total expenditures related to its development of a collaborative commerce platform and further value-added applications to be approximately $8–13 million in 2003, which the Company expects to record as additional capitalized service and product development costs.

Revenues from Software Applications, which include both enterprise and hosted applications, were $8.1 million for the first quarter, compared to $8.1 million for the fourth quarter 2002 and $9.5 million for the first quarter 2002. Gross margins for Software Applications were 72%, compared to 73% for the fourth quarter 2002 and 67% for the first quarter 2002.

Trading Community Management revenues were $16.7 million for the first quarter, compared to $17.6 million for the fourth quarter 2002 and $19.1 million for the first quarter 2002. Gross margins for Trading Community Management were 52%, compared to 52% for the fourth quarter 2002 and 48% for the first quarter 2002.

Global Services revenues were $6.0 million for the first quarter, compared to $6.3 million for the fourth quarter 2002 and $6.9 million for the first quarter 2002. Gross margins for Global Services were 11%, compared to 12% for the fourth quarter 2002 and 6% for the first quarter 2002.

“In addition to aggressively managing our costs,” continued Fetter, “we are strengthening our sales organization with top talent, introducing new applications while enhancing our existing product offering, and actively evaluating further opportunities for organic and strategic growth.”

QRS accomplishments in 2003 to date include:

❑	Deepening Our Relationships Within General Merchandise and Apparel (GMA). QRS reported continued strength in the Company’s traditional base of GMA customers, signing contracts in the first quarter of 2003 with companies including adidas, Retail Brand Alliance, Stage Stores, Lands’ End, Marchon Eyewear, Mikasa, Naval Exchange Service Command (NEXCOM) and Tommy Hilfiger.

❑	Expanding to New Retail Segments. Woolworth Germany signed an agreement with QRS in the second quarter of 2003 to license QRS Sourcing™, a leading enterprise software application for managing and tracking products from concept creation to final delivery. The Company also won business with companies in retail segments adjacent to GMA, including the consumer packaged goods, grocery, sporting goods, and health and beauty segments.

❑	Broadening Product Offering. The Company introduced an exception management application, QRS Insight, which gives customers greater visibility in ordering, planning and payment processes. The Company also completed enhancement upgrades on QRS Sourcing™ and QRS Web Forms™ to offer increased functionality and value.

Conference Call Information

In conjunction with the earnings release, the Company will hold a conference call at 2:00 p.m. PT (5:00 p.m. ET) on April 30, 2003. The conference call can be accessed via telephone at 877.580.9103 (toll-free) and 610.794.9303 (international) with passcode QRS. The call will also be webcast and can be accessed at www.qrs.com. Telephone replay will be available beginning April 30, 2003, after 4:00 p.m. PT (7:00 p.m. ET) at 800.947.6766 (toll-free) and 402.220.4621 (international). The replay of the webcast will also be available at www.qrs.com.

About QRS

With headquarters in Richmond, California, QRS (Nasdaq: QRSI) has offered innovative solutions that automate the way companies connect, transact, collaborate and differentiate since 1988.

QRS is a market leader in collaborative commerce software and services that help the retail industry bring products to market quickly and profitably. With a comprehensive suite of commerce solutions for the global trading community, only QRS combines the benefits of electronic communication with the retail industry’s leading source of product information for accurate partner transactions between companies of any size or technology infrastructure. QRS allows companies to see and manage processes across the supply chain so that problems can be detected and resolved, and offers services that provide insight to the store floor so that companies can enhance the customer experience and improve store operations. More than 8,000* customers from over 20 retail segments—including Sears, Roebuck and Co., The Kroger Company, Selfridges plc and Jones Apparel Group—use QRS® to meet customer needs, compress cycle times, reduce costs and improve sales margins. Learn more about QRS at www.qrs.com.

*	Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between January and December 2002.

# # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements regarding future events and the future financial performance of QRS Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by QRS Corporation with the SEC, specifically the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time, which identify important factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with general economic conditions; consolidations and reorganizations in the retail industry; requirements of retail segments other than general merchandise and apparel; competition; changes in our senior management; rapid technological change in our industry; dependence upon key customers and their trading partners; ability to introduce and market acceptance of new products and services; the ability to successfully integrate and manage acquired businesses and technologies; customers’ willingness to purchase services offered through or in conjunction with third parties; and dependence upon IBM for e-commerce services, among others. QRS assumes no obligation to update the forward-looking information contained in this news release.

© 2003 QRS Corporation. All Rights Reserved. QRS, the QRS logo, QRS Sourcing and QRS Web Forms are trademarks or registered trademarks of QRS Corporation in the United States and other countries. Trademarks of third parties are owned by their respective owners.

CONTACT:

Guy Yalif	Katherine Post
Investor Relations	Media Relations
QRS Corporation	QRS Corporation
510.965.4470	510.965.4521
gyalif@qrs.com	kpost@qrs.com

QRS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2003 and 2002

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Software applications	$8,141	$9,454
Trading community management	16,666	19,089
Global services	5,996	6,907

Total revenues	30,803	35,450

Cost of revenues:
Software applications	2,287	3,117
Trading community management	8,057	9,995
Global services	5,311	6,467

Total cost of revenues	15,655	19,579

Gross profit	15,148	15,871

Operating expenses:
Sales and marketing	5,787	8,981
Service and product development	2,997	3,880
General and administrative	4,772	6,518
Amortization of other intangible assets	849	872

Total operating expenses	14,405	20,251

Operating income (loss)	743	(4,380)
Interest income	117	201
Interest expense	(40)	—

Income (loss) from operations before income taxes	820	(4,179)
Income tax benefit	—	(998)

Net income (loss)	$820	$(3,181)

Basic net income (loss) per share	$0.05	$(0.20)

Shares used to compute basic net income (loss) per share	15,801,253	15,631,004

Diluted net income (loss) per share (1)	$0.05	$(0.20)

Shares used to compute diluted net income (loss) per share (1)	15,825,905	15,631,004

(1)	Diluted loss per share for the three months ended March 31, 2002 was the same as basic loss per share for the three months ended March 31, 2002 because the potential common shares outstanding during the periods are antidilutive.

QRS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$32,139	$35,358
Marketable securities available-for-sale	1,753	1,998
Accounts receivable—net of allowance for doubtful accounts of $1,472 at March 31, 2003 and $1,613 at December 31, 2002	14,880	14,907
Prepaid expenses and other	3,634	3,061

Total current assets	52,406	55,324

Property and equipment:
Furniture and fixtures	1,782	1,780
Equipment	14,812	13,547
Leasehold improvements	1,936	1,921

	18,530	17,248
Less accumulated depreciation and amortization	(9,831)	(8,703)

Total property and equipment	8,699	8,545

Marketable securities available-for-sale	1,717	2,230
Capitalized service and product development costs—net of accumulated amortization of $7,192 at March 31, 2003 and $6,934 at December 31, 2002	3,490	2,282
Goodwill	1,113	1,113
Other intangible assets—net of accumulated amortization of $16,117 at March 31, 2003 and $15,268 at December 31, 2002	9,008	9,857
Other assets	1,621	2,598

Total assets	$78,054	$81,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,892	$8,870
Accrued compensation	3,846	6,289
Accrued vacation	2,340	2,044
Deferred acquisition payments	2,500	2,500
Deferred revenue	1,811	1,605
Sublease loss accruals related to business restructuring	3,980	2,788
Other accrued liabilities	4,046	3,762
Current portion of note payable	1,097	1,070

Total current liabilities	26,512	28,928

Sublease loss accruals related to business restructuring	4,411	6,315
Note payable	—	290
Deferred rent and other	2,182	2,285

Total liabilities	33,105	37,818

Stockholders’ equity:
Preferred stock—$.001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock—$.001 par value; 60,000,000 shares authorized; 16,032,353 shares issued and 15,801,253 shares outstanding at March 31, 2003 and December 31, 2002	252,097	251,914
Deferred compensation	(312)	(157)
Treasury stock; 231,100 shares at March 31, 2003 and December 31, 2002	(5,548)	(5,548)
Accumulated other comprehensive earnings (loss):
Unrealized gain on marketable securities available-for-sale	30	26
Cumulative translation adjustments	(263)	(229)
Accumulated deficit	(201,055)	(201,875)

Total stockholders’ equity	44,949	44,131

Total liabilities and stockholders’ equity	$78,054	$81,949